Exhibit 5.1

S. ALAN ROSEN*

ROBERT P. BECKHAM III

ARTHUR A. COREN*

KHOI DANG

MEL ARANOFF*

_________________________

* A LAW CORPORATION

OF COUNSEL

RONALD R. COHN

MICHAEL M. MURPHY

LEWIS R. LANDAU

STEVE SWEENEY

JUSTIN SANTAROSA

LAW OFFICES HORGAN, ROSEN, BECKHAM & COREN A LIMITED LIABILITY PARTNERSHIP SUITE 200 23975 PARK SORRENTO CALABASAS, CALIFORNIA 91302-4001 (818) 591-2121 FACSIMILE (818) 591-3838 www.horganrosen.com	GARY M. HORGAN (1946-2012)

September 24, 2014

The Board of Directors

CU Bancorp

15821 Ventura Boulevard, Suite #100

Encino, California 91436

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to CU Bancorp, a California corporation (the “Company”) in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) the following:

•

5,161,759 shares of the Company’s common stock, no par value per share (the “Common Stock”) that may be issued by the Company in connection with the merger of 1st Enterprise Bank, a California corporation (“1st Enterprise”), with and into California United Bank (the “Merger”) pursuant to which holders of 1st Enterprise common stock will be entitled to exchange their shares for Common Stock based upon an exchange ratio of 1.3450 shares of Common Stock for each share of 1st Enterprise common stock;

•

908,696 shares of Common Stock that may be issued upon the exercise of stock options outstanding under the 1st Enterprise 2006 Stock Incentive Plan, as amended, (the “Plan”). As a result of the Merger and effective as of the effective time of the Merger, the Plan shall be adopted by, and deemed to be an equity compensation plan of, the Company and all such stock options outstanding at such time, other than stock options held by certain founders of 1st Enterprise, shall be exercisable for Common Stock, subject to the terms of the Plan and the individual stock option agreements;

•

16,400 shares of CU Bancorp Non-Cumulative Perpetual Preferred Stock, Series A, liquidation preference $1,000 per share (the “Preferred Stock”), which shares will be issued to the United States Department of the Treasury as consideration for 16,400 shares of 1st Enterprise Non-Cumulative Perpetual Preferred Stock, Series D, which shares of 1st Enterprise preferred stock will be cancelled effective as of the close of the Merger.

The Board of Directors of CU Bancorp

In our capacity as counsel to the Company and for purposes of this opinion, we have examined the following (collectively, the “Documents”):

•	the Agreement to Merge and Plan of Merger, dated as of June 2, 2014 (the “Merger Agreement”);

•	the Certificate of Determination of Non-Cumulative Perpetual Preferred Stock, Series A, of CU Bancorp, as certificated by the Secretary of the Company;

•	the Registration Statement;

•	the Certificate of Good Standing from the California Secretary of State, dated August [ ], 2014;

•	the Articles of Incorporation of the Company, as certified by the Secretary of the Company, as of the date hereof;

•	the Bylaws of the Company, as certified by the Secretary of the Company, as of the date hereof; and

•	the Resolutions of the Board of Directors, adopted on June 2, 2014, as certified by the Secretary of the Company, as of the date hereof.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.

We have assumed without verification the genuineness of all signatures on all documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B.

In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

C.

The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

D.	We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

E.	We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the California General Corporation Law (the

The Board of Directors of CU Bancorp

“CGCL”) as in effect on this date. Insofar as the opinions expressed herein relate to the CGCL, we have relied exclusively on the latest standard compilation of such statute as reproduced in commonly accepted unofficial publications available to us.

Based on the foregoing, we are of the opinion that, in connection with the Merger: (i) the 5,161,759 shares of Common Stock that may be issued to the holders of 1st Enterprise common stock; (ii) the 908,696 shares of Common Stock that may be issued upon the exercise of stock options to be granted under the Company’s Plan as replacement for stock options to purchase 1st Enterprise common stock; and (iii) the 16,400 shares of CU Bancorp Preferred Stock to be issued to the United States Department of the Treasury, have been duly authorized by the Company and that, when issued in accordance with the terms of the Merger Agreement upon the consummation of the Merger, such shares of the Company’s Common Stock and Preferred Stock will be validly issued, fully paid and nonassessable under the CGCL as in effect on this date.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the effective time of the Registration Statement. We undertake no responsibility to update or supplement it after such date.

* * * * * * * * * * *

We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ HORGAN, ROSEN, BECKHAM & COREN, L.L.P.

HORGAN, ROSEN, BECKHAM & COREN, L.L.P.